Exhibit 99.1

Investor Relations: Sara Gubins, +1 646 654 8153

Media Relations: Laura Nelson, +1 203 563 2929

GEORGE D. CALLARD NAMED NIELSEN’S CHIEF LEGAL OFFICER

New York, USA – January 4, 2019 – David Kenny, Nielsen’s Chief Executive Officer announced today the appointment of George D. Callard as Chief Legal Officer, effective January 22, 2019. Callard succeeds Eric J. Dale, who has served in the role since 2015 and resigned to pursue an opportunity outside of the company.

Callard has 25 years of extensive experience covering a broad range of administrative and legal responsibilities. Callard joins Nielsen from The Weather Channel television network, where he was President. His legal experience spans stints at AT&T Inc and NBCUniversal and finally at Weather Group LLC, the company that was created after certain assets of The Weather Company were sold to IBM. At The Weather Company, he was responsible for a broad range of legal and government relations functions including mergers and acquisitions, regulatory and compliance issues, litigation, risk management, global strategic investments and joint ventures, intellectual property, global product and software development and licensing, data and online privacy.

“George’s experience, keen legal mind and thoughtful approach make him a terrific addition to our company at this time,” commented Kenny.

“Nielsen’s role as the trusted, independent source of truth that underpins markets around the world makes this a unique and powerful opportunity. I’m thrilled to join this team at this time of great evolution,” commented Callard.

Callard received his JD from Case Western Reserve University School of Law and has a master’s degree from the University of Cincinnati and a bachelor’s degree from Union College.

About Nielsen

Nielsen Holdings plc (NYSE: NLSN) is a leading global performance management company that provides clients with a comprehensive understanding of consumers and consumer behavior. We deliver critical media and marketing information, analytics and industry expertise about what consumers buy (referred to herein as “Buy”) and what consumers read, watch and listen to (consumer interaction across the television, radio, digital and mobile viewing and listening platforms referred to herein as “Watch”) on a global and local basis. Our measurement and analytical services help our clients maintain and strengthen their market positions and identify opportunities for profitable growth. Nielsen, an S&P 500 company, has a presence in more than 100 countries, including many emerging markets, and holds leading market positions in many of our services and geographies. For more information, visit www.nielsen.com.

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